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Exhibit 3.05

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GRIC COMMUNICATIONS, INC.

        GRIC Communications, Inc., a Delaware corporation, (the "Corporation"), does hereby certify that the following amendment to the Corporation's Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation's stockholders:

        Article IV of the Second Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

Article IV

        This corporation is authorized to issue two (2) classes of shares, designated "Common Stock" and "Preferred Stock". The total number of shares of Common Stock authorized to be issued is 50,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 17,801,205 shares, $0.001 par value per share, 12,801,205 of which are designated as "Series A Preferred Stock" and 5,000,000 of which shall remain undesignated.

        The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.

        Except as otherwise expressly provided herein or in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

        The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as follows:

        1.    Definitions.    For purposes of this Article IV, the following definitions apply:

          1.1  "Board" shall mean the Board of Directors of the Corporation.

          1.2  "Corporation" shall mean this corporation.

          1.3  "Common Stock" shall mean the Common Stock, par value $0.001 per share, of the Corporation.

          1.4  "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

          1.5  "Original Issue Date" for the Series A Preferred Stock shall mean the date on which the first share of Series A Preferred Stock is issued by the Corporation.

          1.6  "Original Issue Price" shall mean $1.66 per share for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to such series of Preferred Stock).

          1.7  "Permitted Repurchases" shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation's exercise of a right of first refusal to repurchase such shares.

          1.8  "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.001 par value per share, of the Corporation.

          1.9  "Subsidiary" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

        2.    Dividend Rights.

          2.1    Series A Preferred Stock.    The holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends in such amounts as may be determined by the Board. No dividends (other than a Common Stock Dividend) shall be paid with respect to the Common Stock during any calendar year unless dividends in an equal or greater amount per share shall have first been paid or declared and set apart for payment to the holders of the Series A Preferred Stock during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Dividends on the Series A Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series A Preferred Stock in any amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

          2.2    No Participation Rights.    If, after dividends for the Series A Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then none of such additional dividends shall be declared on the Series A Preferred Stock.

          2.3    Non-Cash Dividends.    Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board, provided that dividends payable in securities (other than Common Stock Dividends and dividends declared and paid on the Series A Preferred Stock that are payable in shares of Series A Preferred Stock) shall be valued in the manner set forth in Section 3.4(a) and (b) hereof.

          2.4    Payment on Conversion.    If the Corporation shall have declared and unpaid dividends with respect to any Series A Preferred Stock, then immediately prior to, and upon a conversion of any of such Preferred Stock as provided in Section 5, the Corporation shall, subject to the legal availability of funds and assets therefor and subject to any liquidation preference rights which may have been previously invoked under Section 3 hereof, pay in cash to the holder of the shares of Series A Preferred Stock being converted the full amount of any dividends declared and unpaid on such shares.

        3.    Liquidation Rights.    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation's stockholders (the "Available Funds and Assets") shall be distributed to stockholders in the following manner:

          3.1    Series A Preferred Stock.    The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the Series A Preferred Stock plus all declared but unpaid dividends on the Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.

          3.2    Participation Rights.    If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and the Series A Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose, holders of shares of Series A Preferred Stock will be deemed to hold (in lieu of their Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock pursuant to Section 5 until such time as each holder of then outstanding Series A Preferred Stock shall have received, in distributions made under this Section 3, an aggregate amount equal to $5.81 per share of Series A Preferred Stock held (such aggregate dollar amount to include all amounts previously paid to such holder pursuant to Section 3.1) ("Maximum Participation Threshold") after which time the holders of then outstanding Common Stock shall be entitled to receive all the remaining Available Funds and Assets (if any) pro rata according to the number of outstanding shares of Common Stock then held by each of them; provided, however, that in the event that each holder of then outstanding Series A Preferred Stock would receive, in distributions made under Section 3.1 and the foregoing provisions of this Section 3.2, an aggregate amount of less than $3.32 per share of Series A Preferred Stock held, then, notwithstanding the foregoing, each holder of then outstanding Series A Preferred Stock shall be entitled to receive from the remaining Available Funds and Assets, prior to any distribution on Common Stock, and in addition to the amount specified in Section 3.1, an amount per share of Series A Preferred Stock held equal to the product of $0.166 per share of Series A Preferred Stock multiplied by the number of calendar years (including any fraction thereof) elapsed from the Original Issue Date to the time of distribution, and thereafter, any remaining Available Funds and Assets shall be distributed among the holders of the outstanding Common Stock and Series A Stock as set forth above, subject to the Maximum Participation Threshold. All dollar figures in this Section 3.2 shall be proportionately adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to Series A Preferred Stock.

          3.3    Merger or Sale of Assets.    Each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3 (and in such case the Available Funds and Assets shall be the consideration paid by the acquiror in the Combination Transaction (as defined below)): (a) any reorganization, consolidation or merger approved by the Board of Directors of the Corporation (each, a "Combination Transaction") in which the Corporation is a constituent corporation or is a party if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (b) a sale of all or substantially all of the assets of the Corporation approved by the Board of Directors of the Corporation, that is followed by the distribution of the proceeds to the Company's stockholders. For the avoidance of doubt, neither a tender offer nor other stock purchase transaction (other than a reorganization, consolidation or merger approved by the Board of Directors of the Corporation) pursuant to which securities of the Corporation are purchased by a third party nor an issuance of securities by the Corporation that results in a change of control, is or shall be deemed a Combination Transaction. For purposes of this Section 3.3, an "Acquiring Stockholder" means a stockholder or stockholders of the Corporation that (i) merges or combines with the Corporation in such Combination Transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such Combination Transaction.

          Notwithstanding the foregoing or the provisions of Section 5.7 below, if any of the above described transactions are approved by a vote sufficient under the Delaware General Corporation Law, this Certificate and the Bylaws of the Corporation, then such transaction and the rights of the holders of Common Stock and Preferred Stock will be governed by the documents to be entered into in connection with such transaction.

          3.4    Non-Cash Consideration.    If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

            (a)  The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                (i)  unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

              (ii)  if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

              (iii)  if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

            (b)  The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

        4.    Voting Rights.

          4.1    Series A Preferred Stock.    Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

          4.2    General.    Subject to the other provisions of this Certificate of Incorporation, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

          4.3    Board of Directors Election and Removal.

            (a)    Election of Directors.    So long as:

                (i)  the total number of outstanding shares of Series A Preferred Stock is equal to or greater than 75% of the number of shares of Series A Preferred Stock issued on the Original Issue Date, the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect three (3) directors of the Corporation and (A) Asia Pacific Growth Fund III, L.P. and its affiliates (collectively, "Asia Pacific") shall be entitled to designate two (2) Series A Directors (as defined below), and (B) Vertex Technology Fund (III) Ltd., Vertex Technology Fund (II) Ltd., Vertex Technology Fund Ltd. and their affiliates (collectively, "Vertex") shall be entitled to designate one (1) Series A Director;

              (ii)  the total number of outstanding shares of Series A Preferred Stock is equal to or greater than 50% but less than 75% of the number of shares of Series A Preferred Stock issued on the Original Issue Date, the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Corporation and (A) so long as Asia Pacific holds a number of shares of Series A Preferred Stock equal to or greater than one-third (1/3) of the number of shares of Series A Preferred Stock initially purchased by Asia Pacific and Vertex holds a number of shares of Series A Preferred Stock equal to or greater than one-half (1/2) of the number of shares of Series A Preferred Stock initially purchased by Vertex, then each of Asia Pacific and Vertex shall be entitled to designate one (1) Series A Director, and (B) in the event that either of Asia Pacific or Vertex fails to meet the minimum Series A Preferred Stock holding requirement specified in the preceding clause (A), then the party that satisfies its applicable holding requirement shall be entitled to designate two (2) Series A Directors; and

              (iii)  the total number of outstanding shares of Series A Preferred Stock is equal to or greater than 25% but less than 50% of the number of shares of Series A Preferred Stock issued on the Original Issue Date, the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation and whichever of Asia Pacific or Vertex that then holds more shares of Series A Preferred Stock shall be entitled to designate one (1) Series A Director.

          The foregoing share amounts shall be subject to proportional adjustments to reflect combinations or subdivisions of Series A Preferred Stock or dividends declared in shares of such stock. The directors of the Corporation which the holders of Series A Preferred Stock are entitled to elect pursuant to this Section 4.3 shall be collectively referred to herein as the "Series A Directors." The holders of the Common Stock, voting as a separate class, shall be entitled to elect all directors of the Corporation not entitled to be elected by the holders of Series A Preferred Stock pursuant to this Section 4.3.

            (b)    Quorum; Required Vote.

              (i)    Quorum.    At any meeting held for the purpose of electing the Series A Directors, the presence in person or by proxy of the holders of a majority of the shares of the Series A Preferred Stock then outstanding shall constitute a quorum for the election of the Series A Directors.

              (ii)    Required Vote.    With respect to the election of the Series A Directors by the holders of the outstanding shares of Series A Preferred Stock (the "Specified Stock"), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock.

            (c)    Vacancy.    If there shall be any vacancy in the office of a Series A Director (whether because of such Series A Director's death, resignation or any other termination), then the party that initially designated such departing Series A Director, if any, shall have the sole right to appoint a successor Series A Director to serve the remaining portion of such departing Series A Director's unexpired term. Thereafter, the provisions set forth in Section 4.3(a) shall govern the designation and election of the Series A Directors subject to this Section 4.3(c). If such departing Series A Director was not designated by either Asia Pacific or Vertex, then a successor Series A Director to hold office for the unexpired term of such directorship may be elected by the required vote of holders of the shares of Specified Stock specified in Section 4.3(b)(ii) above that are entitled to elect such Series A Director.

            (d)    Removal.    Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of Specified Stock, or by any director or directors elected by holders of Specified Stock as provided in Section 4.3, may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in Section 4.3(c).

            (e)    Procedures.    Any meeting of the holders of Specified Stock, and any action taken by the holders of Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 4.3, shall be held in accordance with the procedures and provisions of the Corporation's Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

            (f)    Termination.    Notwithstanding anything in this Section 4.3 to the contrary, the provisions of this Section 4.3 shall cease to be of any further force or effect upon the earliest to occur of: (i) upon the merger or consolidation of the Corporation with or into any other corporation or corporations if such consolidation or merger is approved by the stockholders of the Corporation in compliance with applicable law and the Certificate of Incorporation and Bylaws of the Corporation in which the holders of the Corporation's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation); or (ii) a sale of all or substantially all of the Corporation's assets.

          4.4    Protective Provisions.    So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the approval, by vote or written consent, of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate series:

            (a)  amend its Certificate of Incorporation or Bylaws in any manner that would alter or change the rights, preferences, privileges or restrictions of Series A Preferred Stock so as to adversely affect such series of Preferred Stock;

            (b)  reclassify any outstanding shares of securities of the Corporation into shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

            (c)  authorize any other equity security, including any other security convertible into or exercisable for any equity security, having rights or preferences senior to or being on a parity with Series A Preferred Stock as to dividend or voting rights or liquidation preferences; or

            (d)  increase the total number of authorized shares of Preferred Stock or Common Stock.

        5.    Conversion Rights.    The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

          5.1    Optional Conversion.

            (a)  At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

            (b)  Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          5.2    Automatic Conversion.

            (a)  Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein on the earlier to occur of (i) the fifth anniversary of the Original Issue Date or (ii) the date which is the ninetieth consecutive trading day on which the closing price of the Corporation's Common Stock (as reported by a national securities exchange or the Nasdaq National Market or a similar national quotation system on which the Common Stock is then traded) equaled or exceeded $8.30 per share, provided that the average daily trading volume calculated over such ninety day period equaled or exceeded 200,000 shares (such amounts as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Common Stock).

            (b)  Upon the occurrence of any event specified in subparagraph 5.2(a)(i) or (ii) above, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and/or its transfer agent to indemnify the Corporation and/or its transfer agent from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

          5.3    Conversion Price.    Each share of Series A Preferred Stock shall be convertible in accordance with Section 5.1 or Section 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for such series of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

          5.4    Adjustment Upon Common Stock Event.    Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the "Common Stock Event" shall mean at any time or from time to time after the Original Issue Date, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

          5.5    Adjustments for Other Dividends and Distributions.    If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

          5.6    Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 5), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          5.7    Reorganizations, Mergers and Consolidations.    If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.

          5.8    Sale of Shares Below Conversion Price.

            (a)    Adjustment Formula.    If at any time or from time to time after the Original Issue Date the Corporation issues or sells, or is deemed by the provisions of this Section 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 5.4, a dividend or distribution as provided in Section 5.5 or a recapitalization, reclassification or other change as provided in Section 5.6, or a reorganization, merger or consolidation as provided in section 5.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                (i)  The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

              (ii)  The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

              Notwithstanding any other provision hereof, in no event shall the Conversion Price for Series A Preferred Stock be reduced pursuant to this Section 5.8 to below the closing price of the Corporation's Common Stock on January 30, 2002 as reported by the Nasdaq National Market (such price as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to Common Stock).

            (b)    Certain Definitions.    For the purpose of making any adjustment required under this Section 5.8:

                (i)  The "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 5.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:

                (A)  shares of Common Stock issued or issuable upon conversion of any outstanding shares of the Preferred Stock;

                (B)  any shares of Common Stock or Preferred Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements approved by the Board of Directors;

                (C)  any shares of the Corporation's Common Stock or Preferred Stock (and/or options or warrants therefor) issued to parties that are (i) strategic partners investing in connection with a commercial relationship with the Corporation or (ii) providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case, approved by the Board of Directors;

                (D)  shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Corporation's Board of Directors or pursuant to the purchase of less than a fifty percent (50%) equity ownership in connection with a joint venture or other strategic arrangement or other commercial relationship, provided such an arrangement is approved by the Board of Directors;

                (E)  shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Certificate of Amendment and any securities issuable upon the conversion thereof;

                (F)  shares of Common Stock issued pursuant to a transaction described in Section 5.4 hereof; and

                (G)  any shares of Common Stock or Preferred Stock (or options, or warrants or rights to acquire same), issued or issuable hereafter that are unanimously approved by the Board as being excluded from the definition of "Additional Shares of Common Stock" under this subsection 5.8(b)(i).

              (ii)  The "Aggregate Consideration Received" by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

              (iii)  The "Common Stock Equivalents Outstanding" shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

              (iv)  The "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

              (v)  The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 5.8, for the issue of such Additional Shares of Common Stock; and

              (vi)  The "Rights or Options" shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

            (c)    Deemed Issuances.    For the purpose of making any adjustment to the Conversion Price of Series A Preferred Stock required under this Section 5.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                (i)  if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

              (ii)  if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

              (iii)  if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

          No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible

  Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

          5.9    Certificate of Adjustment.    In each case of an adjustment or readjustment of the Conversion Price for the Series A Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Corporation's books.

          5.10    Fractional Shares.    No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the closing price of the Corporation's Common Stock (as reported by a national securities exchange or the Nasdaq National Market or a similar national quotation system on which the Common Stock is then traded) on the date of conversion.

          5.11    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          5.12    Notices.    Any notice required by the provisions of these Certificate of Incorporation to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or three business days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          5.13    No Impairment.    The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

        6.    Miscellaneous.

          6.1    No Reissuance of Preferred Stock.    No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

          6.2    Preemptive Rights.    No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

          6.3    Preferred Stock Written Consent.    Notwithstanding any other provision of this Certificate of Incorporation, with respect to matters involving only the Preferred Stock and the rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock, the holders of Preferred Stock may take action without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of majority of the Preferred Stock then outstanding.

        IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this April 19, 2002 and the foregoing facts stated herein are true and correct.

GRIC Communications, Inc.
By:	/s/ BHARAT DAVÉ Bharat Davé, President

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CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GRIC COMMUNICATIONS, INC.
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